EXHIBIT 10.1

ASSET PURCHASE AGREEMENT

by and among

BLSCH ACQUISITION, LLC,

“Purchaser”

BLENDEDSCHOOLS.NET,

“Seller”

Dated: November 25, 2013

Section 10.6	Counterparts.	25
Section 10.7	Governing Law.	25
Section 10.8	Arbitration.	25
Section 10.9	Partial Invalidity.	26
Section 10.10	Survival.	26

CROSS REFERENCES TO DEFINED TERMS

Term	Page on Which Defined
Accounts Receivable	2
Acquisition Proposal	11
Affiliate	19
Agreement	1
Applications	1
Area	19
Assumed Liabilities	3
Books and Records	2
bugs	5
Business	1
Closing	3
Closing Date	1, 3
Closing Date Receivables	7
Code	1
Competing Enterprise	19
Content	1
Contract	2
Contracts	2
Control	19
Employees	6
Excluded Claims	16
Excluded Information	19
Excluded Liabilities	3
Financial Statements	7
Fundamental Representation	14
GAAP	7
Hired Employees	17
Indemnification Claim	15
Indemnitee	15
Indemnitor	15
Intellectual Property	2
Loss	14
Losses	14
Negotiation Period	16
Net Cash	2
Payee	18
Payor	18
Post Closing Payments	18
Purchase Price	3
Purchased Assets	2
Purchaser	1
Reference Balance Sheet	7
Seller	1
Settlement Amount	18
Shrink-wrap Software	2
Third Party Claim	16
Trade Secrets	19
Warranty Survival Period	14
Web Sites	1

Asset Purchase Agreement

THIS ASSET PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of this 25th day of November, 2013 (the “Effective Date”), by and between BLSCH ACQUISITION, LLC, a Georgia limited liability company (“Purchaser”) and BLENDEDSCHOOLS.NET, a Pennsylvania non-profit corporation (“Seller”).

Background

Seller is a nonprofit corporation exempt from taxation under Section 501(a) of the Internal Revenue Code of 1986, as amended (the “Code”), as an organization described in Section 501(c)(3) of the Code and in the business of on-line blended learning (the “Business”).  Purchaser desires to acquire the Business and assets of Seller on and subject to the terms and conditions of this Agreement.

Agreement

For and in consideration of the mutual representations, warranties, covenants, and agreements contained herein and for other good and valuable consideration, the receipt and legal sufficiency of which is hereby acknowledged, the parties agree:

Section 1.   Purchase and Sale of Assets

Section 1.1

Purchase of Assets.

In reliance upon the representations, warranties, covenants, and agreements contained in this Agreement, at the Closing, Purchaser shall purchase and Seller shall sell, assign, grant, transfer, and convey to Purchaser upon the terms and subject to the conditions of this Agreement, free and clear of all liabilities (fixed or contingent), obligations, security interests, liens, claims, or encumbrances of any nature or kind whatsoever except for Assumed Liabilities, all of the assets, properties, and rights of Seller of every type and description, tangible and intangible, wherever located and whether or not reflected on the books of Seller or carried thereon at zero value, including without limitation the following, provided however, that Seller shall not sell and Purchaser shall not purchase the Excluded Assets described in Section 1.2 of this Agreement:

(a)

All world wide web sites and domain names owned or licensed by Seller together with all documentation related thereto, and all related java applets and scripts, HTML pages, and back end software (collectively, the “Web Sites”), including, without limitation, the Web Sites listed on Section 1.1(a) of the Disclosure Schedule;

(b)

all training and education courses in both on-line and live classroom formats as same exist on the Closing Date (the “Content”), including, without limitation, the Web Sites listed on Section 1.1(b) of the Disclosure Schedule;

(c)

all software applications, tools, technologies, and components owned by Seller in both source code and object code versions with all versions, modifications, and enhancements thereto, together with all programming tools, libraries, and software to support and augment such software, and all flowcharts, logic diagrams, technical and descriptive documentation, materials, and specifications related thereto (collectively, the “Applications”), including, without limitation, the Applications listed on Section 1.1(c) of the Disclosure Schedule;

(d)

all patents, patent rights, patent applications and continuances, trade names and trade dress, trademarks (registered and unregistered), trademark applications, service marks (registered and unregistered), service mark applications (all marks to include all goodwill associated therewith), copyrights (registered and unregistered) and applications therefor, formulae, trade secrets, and know-how necessary or desirable to the conduct of the business as conducted by Seller and as proposed to be conducted by Purchaser (collectively, the “Intellectual Property”, including, without limitation, the Intellectual Property listed on Section 1.1(d) of the Disclosure Schedule;

(e)

All rights of Seller in all software licensed from third parties and used by Seller, including without limitation, development tools, third party components, third party content used in the Web Sites and Applications, and all other third party software used by Seller (collectively, the “Shrink-wrap Software”), including, without limitation, the software packages listed on Section 1.1(e) of the Disclosure Schedule;

(f)

The executory obligations of Seller arising under the contracts listed in Section 1.1(f) of the Disclosure Schedule (each individually, a “Contract” and collectively, “Contracts”), together with the right to receive income with respect to the Contracts after the Closing Date, to the extent assignable; and

(g)

All data, books, records, correspondence, accounts, records of sales, customer lists, files, papers, and related materials used by Seller in connection with the Purchased Assets (collectively, the “Books and Records”).

(h)

All Net Cash as of the Closing Date.  As used herein,  “Net Cash” means the amount of Seller’s cash on hand on the Closing Date after repayment of the then outstanding balance of the Kish Bank loan minus Seller’s accounts payable on the Closing Date;

(i)

All (x) trade accounts receivable and other rights to payment from customers of Seller representing amounts receivable in respect of products sold or services rendered to customers of Seller, (y) all other accounts or notes receivable of Seller, and (z) any claim, remedy or other right related to any of the foregoing (collectively, the “Accounts Receivable”);

(j)

The pre-paid expenses of Seller, determined in accordance with GAAP;

The assets, rights, and properties of Seller described in this Section 1.1 which are not Excluded Assets as defined in Section 1.2 hereof, are hereinafter collectively referred to as the “Purchased Assets.”

Section 1.2

Excluded Assets.

Seller shall not sell and Purchaser shall not purchase or acquire and the Purchased Assets shall not include:

(a)

Seller’s corporate franchise, corporate interest record books, corporate books containing minutes of meetings of managers and members, tax returns and records, books of account and ledgers, and such other records as having to do with Seller’s organization or capitalization; and

(b)

Any rights which accrue to Seller under this Agreement.

Section 1.3

Assumption of Certain Liabilities.

At the Closing, as additional consideration for the sale, conveyance, transfer, and delivery of the Purchased Assets, Purchaser shall assume, perform, discharge, and become obligated for, commencing and effective from and after the Closing Date, all of the executory obligations and liabilities of Seller arising from and after the Closing Date pursuant to the Contracts and the licenses related to the Shrink-Wrap Software, but excluding any obligations or liabilities arising from or relating to any breach or violation thereof, or a default thereunder, by Seller prior to Closing (the “Assumed Liabilities”).

Section 1.4

Excluded Liabilities.

PURCHASER SHALL NOT ASSUME OR BECOME LIABLE FOR ANY OBLIGATIONS, COMMITMENTS, OR LIABILITIES OF SELLER, WHETHER KNOWN OR UNKNOWN, ABSOLUTE, CONTINGENT, OR OTHERWISE, AND WHETHER OR NOT RELATED TO THE PURCHASED ASSETS, EXCEPT FOR THE ASSUMED LIABILITIES (the obligations and liabilities of Seller not assumed by Purchaser are hereinafter referred to as the “Excluded Liabilities”).

Section 2. Purchase Price and Closing

Section 2.1

Purchase Price.

The purchase price for the Purchased Assets and the Restrictive Covenants shall be $550,000.00 (the “Purchase Price”).  Seller’s Net Cash as of the Closing Date shall be credited against the Purchase Price.  If Net Cash is less than the Purchase Price, Purchaser shall deliver the balance of the Purchase Price in cash at Closing.  If Net Cash is greater than the Purchase Price, Seller shall transfer an amount equal to Net Cash minus the Purchase Price to an account designated in writing by Purchaser.

Section 2.2

Time and Place of Closing.

The closing of the purchase and sale of the Purchased Assets (the “Closing”) shall be held at the offices of Krevolin & Horst, LLC, 1201 W. Peachtree Street, Suite 3250, Atlanta, GA 30309, at 10:00 a.m. on the fifth (5th) business day immediately following the date on which the last of the conditions precedent to the obligations of Purchaser set forth in Section 6 have been satisfied or waived, or at such other time, date and place as the parties to this Agreement may otherwise agree.  The date the Closing actually occurs is hereinafter referred to as the “Closing Date”.  The effective time of the closing and the transfer of the Purchased Assets to Purchaser is 12:01 a.m. on the Closing Date.  The Closing will occur by a mutual electronic exchange of signature pages with originals to follow by overnight delivery and a wire transfer of the net Purchase Price.

Section 2.3

Deliveries at the Closing.

(a)

At the Closing, Purchaser shall deliver the Purchase Price in the manner described in Section 2.1 hereof; and

(b)

At the Closing, Seller shall deliver the following:

(i)

Such bills of sale and assignments as were reasonably requested by Purchaser, each executed by Seller, all of which together effectively vest in Purchaser good and valid title to each of the Purchased Assets free and clear of all liens, restrictions, and encumbrances;

(ii)

Written consents of all third parties necessary to the Purchaser’s use and enjoyment of the Purchased Assets, in form, scope, and substance reasonably satisfactory to Purchaser; and

(iii)

A search of filings made pursuant to Section 9 of the Uniform Commercial Code (conducted through a date reasonably proximate in time to the Closing Date) in each jurisdiction in which any of the Purchased Assets are located.

Section 2.4

Allocation of Purchase Price.

The consideration paid for the Purchased Assets shall be allocated among the Purchased Assets in accordance with the provisions contained in Treasury Regulation Section 1.1060-1T(d).  The parties agree to be bound by such allocation and to report the transaction contemplated herein for federal income tax purposes in accordance with such allocation.  In furtherance of the foregoing, the parties hereto agree to execute and deliver Internal Revenue Service Form 8594 reflecting such allocation.

Section 2.5

Certain Consents.

To the extent that Seller’s rights under any agreement, Contract, commitment, lease, Permit, or other Purchased Asset to be acquired by Purchaser hereunder may not be assigned without the consent of another person which has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its best efforts to obtain any such required consent(s) as promptly as possible.  If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Purchaser’s rights under the Purchased Asset in question so that Purchaser would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Purchaser’s agent in order to obtain for Purchaser the benefits thereunder, and Seller shall cooperate, to the maximum extent permitted by law, with Purchaser in any other reasonable arrangement designed to provide such benefits to Purchaser.

Section 3.  Representations and Warranties Of Seller

For the purpose of inducing the Purchaser to purchase the Purchased Assets and assume the Assumed Liabilities, Seller represents and warrants to Purchaser as follows:

Section 3.1

Organization and Qualification.

Seller is a corporation duly organized, validly existing, and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to conduct its business, and to own, lease, or operate the Purchased Assets in the places where the business is conducted and the Purchased Assets are owned, leased, or operated.  The Purchased Assets are located at the addresses set forth on Section 3.1 of the Disclosure Schedule.

Section 3.2

Authority.

Seller has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement by Seller has been duly and validly authorized and approved by all necessary action on the part of Seller and its Board of Directors.  This Agreement is the legal, valid, and binding obligation of Seller enforceable against Seller in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and to the exercise of judicial discretion in accordance with general equitable principles.  Neither the execution and delivery of the Agreement by Seller nor the consummation by Seller of the transactions contemplated hereby will (i) violate Seller’s Articles of Incorporation or bylaws, (ii) violate any provisions of law or any order of any court or any governmental unit to which Seller is subject, or by which any of the Purchased Assets are bound, or conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Seller is a party or by which it or any of the Purchased Assets are bound, (iii) result in the creation of any lien, charge, or encumbrance upon any of the Purchased Assets; or (iv) result in the acceleration or increase in the amount of any liabilities related to Seller's use of the Purchased Assets.

Section 3.3

Ownership.

Except as otherwise disclosed in Section 3.3 of the Disclosure Schedule:

(a)

Seller is the sole and exclusive owner of all right, title and interest in and to the Purchased Assets, free and clear of all liens, security interests, charges, encumbrances, equities or other adverse claims (including without limitation distribution rights).

(b)

Seller has not granted any third party any right to resell, distribute, or market the Web Sites, the Content, or the Applications or create derivative works based upon the Web Sites or the Applications.

(c)

Prior to the Closing Date, Seller has the unfettered right and authority to use, and on and after the Closing Date Purchaser will have the unfettered right and authority to use, the Web Sites, the Content, the Applications, and the Intellectual Property in connection with the conduct of Purchaser’s business in the manner conducted by Seller prior to the Closing Date.

(d)

Purchaser’s ownership and use of the Web Sites, the Content, the Applications, and the Intellectual Property do not involve unfair competition with respect to any intellectual property or other proprietary right of any third person or entity;

(e)

The Web Sites, the Content, the Applications, and the Intellectual Property, do not infringe any patent, trademark, trade name, copyright, trade secret, or other intellectual property right of a third party.

(f)

The Purchased Assets are all of the assets required for Purchaser to conduct the business as presently conducted by Seller.

(g)

Seller has taken all steps reasonably necessary to protect its right, title, and interest in and to the Web Sites, the Content, the Applications, and the Intellectual Property and the continued use of the Web Sites, the Content, the Applications, and the Intellectual Property.  Without limiting the generality of the foregoing, all designs, drawings, specifications, source code, object code, documentation, flow charts and diagrams incorporating, embodying or reflecting any of the Web Sites, the Content, the Applications, and the Intellectual Property at any state of its development were written, developed, and created by employees of Seller within the scope of their regular duties or were created by third parties who assigned ownership of their rights to Seller in valid and enforceable agreements, which are included in the contracts to be assigned and transferred to Purchaser hereunder.  Seller has at all times used  reasonable efforts to protect its trade secrets and has not disclosed or otherwise dealt with such items in such a manner as to cause the loss of such trade secrets by release thereof into the public domain.  Seller has at all times used  reasonable efforts to protect the confidentiality of all of its other confidential and proprietary information and that of third parties which is or has been in its possession.

(h)

To Seller’s knowledge, no employee of Seller is in violation of any term of any employment contract or confidentiality agreement or any other contract or agreement relating to the relationship of any such person with Seller.

(i)

Except for product returns in the ordinary course of business, no product liability or warranty claim with respect to any product included among the Purchased Assets has been communicated to or overtly threatened against Seller nor, is there any specific situation, set of facts or occurrence that provides a basis for any such claim.  Seller has provided to Purchaser an accurate list of all material known errors or “bugs” in the Web Sites and the Applications.

Section 3.4

Compliance with Laws.

Seller, to the best of its knowledge, is not subject to any judgment, order, writ, injunction, or decree that adversely affects, or might in the future reasonably be expected to adversely affect any of the Purchased Assets or its business.  Seller is, to the best of its knowledge, in substantial compliance with all laws applicable to its business and the Purchased Assets, including without limitation, all laws related to zoning, occupational safety, labor, wages, working hours, working conditions, environmental protection, and fair business practices.  Seller, to the best of its knowledge, has all permits, licenses, approvals, consents, and authorizations which are required for the operation of Seller’s business under federal, state, or local laws, rules, and regulations.

Section 3.5

Litigation.

There are no formal or informal complaints, investigations, claims, charges, arbitration, grievances, actions, suits, or proceedings pending, or to the knowledge of Seller threatened against, or affecting Seller or any of the Purchased Assets at law or in equity or admiralty, or before or by any federal, state, municipal, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, except that Seller has filed an appeal of an adverse decision related to Pennsylvania Sales Tax exemption that is currently pending. Seller will withdraw said appeal upon execution of this Agreement.  Seller is not subject to any order, writ, injunction, or decree of any federal, state, municipal court, or other governmental department, commission, board, bureau, agency, or instrumentality, domestic or foreign, affecting the Purchased Assets or Seller's business.

Section 3.6

Brokers and Finders.

Seller has not incurred any obligation or liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated hereby.

Section 3.7

Contracts.

(a)

Each Contract pursuant to which Seller has any obligation which extends past the Closing Date, the performance of which is to be assumed by Purchaser, is described on Section 1.1(f) of the Disclosure Schedule.  Except as disclosed on Section 3.7(a) of the Disclosure Schedule, there is no Contract which is not terminable by Seller without premium, penalty, or other obligation upon thirty (30) days notice or less;

(b)

Each of the Contracts is in full force and effect and there are no existing defaults or events of default, real or claimed, or events which with notice or lapse of time or both would constitute defaults, the consequences of which, severally or in the aggregate, would have an adverse effect on the Business or financial condition of Seller.  Except as reflected in Section 3.7(b) of the Disclosure Schedule, each of the Contracts may be assigned to Purchaser without the prior approval or consent of any other party;

(c)

Seller has fulfilled all obligations required pursuant to the Contracts to have been performed by Seller prior to the date hereof;

(d)

True, correct, and legible copies of all documents evidencing the Contracts have been provided to Purchaser.

Section 3.8

Governmental Approval and Consents.

Seller has obtained all governmental approvals, authorizations, permits, and licenses required to permit the operation of its business as presently conducted.  Except for approvals of the Pennsylvania Attorney’s General’s office and the Mifflin County Court of Common Pleas, no authorization, consent, approval, designation or declaration by, or filing with, any public body, governmental authority, bureau, or agency is necessary or required as a condition to the validity of this Agreement and the consummation of the transactions contemplated hereby.

Section 3.9

Labor Matters.

Section 3.9 of the Disclosure Schedule contains a true and correct list of all present employees of Seller (the “Employees”), their duties, their total remuneration for the year ended December 31, 2012, their current remuneration, and a brief narrative description of all perquisites and fringe benefits they receive or are eligible to receive.  Except as described in Section 3.9 of the Disclosure Schedule, all Employees are employees at-will and for indefinite terms and there is no outstanding agreement or arrangement with respect to severance payments.  All taxes required to be withheld on or prior to the Closing Date from employees for income taxes, social security taxes, unemployment taxes and other similar withholding taxes have been properly withheld and, if required on or prior to the Closing, have been deposited with the appropriate governmental agency.

Section 3.10

Financial Statements.

Attached to the Disclosure Schedule are true, correct, and complete copies of the unaudited balance sheet of Seller dated September 30, 2013 (the “Reference Balance Sheet”), the unaudited income statement for the twelve months then ended, and the audited balance sheets of Seller as of December 31, 2012, 2011, and 2010, and audited statements of income, and cash flow for the periods then ended, together with the notes thereto (if any) (collectively, the “Financial Statements”).  The Financial Statements (a) are in accordance with the books and records of Seller, (b) present fairly the financial condition of Seller as of the respective dates indicated and the results of operations for such periods, (c) have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved, and (d) reflect adequate reserves for all liabilities and losses.  Seller has no material liabilities or obligations (secured or unsecured, whether accrued, absolute, direct, indirect, contingent, or otherwise, and whether due or to become due) that are not fully accrued or reserved against in the Financial Statements or described on Section 3.10 of the Disclosure Schedule.  The books, records, and accounts of Seller shown to Purchaser accurately and fairly reflect, in reasonable detail, all transactions, assets, and liabilities of Seller.

Section 3.11

Accounts Receivable.

All Accounts Receivable outstanding at the Closing (“Closing Date Receivables”) represent sales actually made or services actually performed in the ordinary course of business in bona fide transactions completed in accordance with the terms and provisions contained in any documents related thereto.  All Closing Date Receivables will be collectible, net of any reserves reflected on the Interim Balance Sheet, which reserves are in an amount consistent with past practice, within 180 days after Closing.

Section 3.12

Correctness of Representations.

To the best of its knowledge, no representation or warranty of Seller in this Agreement or in any Exhibit, certificate, or Schedule attached hereto or furnished to Purchaser hereunder contains any untrue statement of fact, or omits to state any fact necessary in order to make the statements contained therein not misleading.  True copies of all mortgages, indentures, notes, leases, agreements, plans, contracts, and other instruments listed on or referred to in the Schedules delivered or furnished to Purchaser pursuant to this Agreement have been delivered to Purchaser.

Section 4.  Representations and Warranties of Purchaser

Purchaser hereby represents and warrants to Seller as follows:

Section 4.1

Organization and Qualification.

Purchaser is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Georgia and has all necessary power and authority to conduct its business, to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

Section 4.2

Authority.

Purchaser has full power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution, delivery, and performance of this Agreement by Purchaser has been duly and validly authorized and approved by all necessary action on the part of Purchaser, and this Agreement is the legal, valid, and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles.  Neither the execution and delivery of this Agreement by Purchaser nor the consummation by Purchaser of the transactions contemplated hereby will (a) violate Purchaser’s Articles of Organization or Operating Agreement, (b) violate any provisions of law or any order of any court or any governmental unit to which Purchaser is subject, or by which its assets may be bound, or (c) conflict with, result in a breach of, or constitute a default under any indenture, mortgage, lease, agreement, or other instrument to which Purchaser is a party or by which its assets or properties may be bound.

Section 4.3

Litigation.

There is no suit, action, proceeding, claim or investigation pending, or, to Purchaser’s knowledge, threatened, against Purchaser which would prevent Purchaser from consummating the transactions contemplated by this Agreement.

Section 4.4

Brokers and Finders.

Purchaser has not incurred any obligation or liability to any party for brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated hereby.

Section 4.5

Disclosure and Absence of Undisclosed Liabilities.

No representation or warranty by Purchaser contained in or made in connection with this Agreement or the transactions herein contemplated contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained herein not misleading.

Section 5.   Covenants of Seller

Seller covenants and agrees with Purchaser as follows:

Section 5.1

Conduct of Business Prior to Closing.

From the Effective Date hereof to the Closing Date, and except to the extent that Purchaser shall otherwise consent in writing, Seller shall:

(a)

operate the Business substantially as previously operated and only in the regular and ordinary course, not make any purchase or sale, or introduce any new method of management or operation except in the ordinary course of business and in a manner consistent with past practices, and use its best efforts to maintain and preserve intact each of the goodwill, reputation, present business organization, and relationships of Seller with persons having business dealings with it, and will reasonably endeavor to maintain the services of its Employees;

(b)

maintain the Purchased Assets in good order and condition, reasonable wear and use excepted, and deliver the Purchased Assets to Purchaser on the Closing Date in such condition, and maintain all policies of insurance covering the Purchased Assets in amounts and on terms substantially equivalent to those in effect on the date of this Agreement;

(c)

take all steps reasonably necessary to maintain the Intellectual Property and other intangible assets of Seller;

(d)

pay all accounts payable when due in accordance with prudent business practices;

(e)

comply with all laws applicable to Seller where the failure to so comply would have a material adverse affect on the Business or the Purchased Assets;

(f)

maintain the Books and Records of Seller in the usual, regular, and ordinary manner, on a basis consistent with past practices and prepare and file all foreign, federal, state, and local tax returns and amendments thereto required to be filed by Seller after taking into account any extensions of time granted by such taxing authorities.

Section 5.2

Access to Properties and Records, Etc.

Until the Closing or, if earlier, termination of this Agreement, Purchaser and its counsel, accountants, and other representatives will be given full access during normal business hours to all of the properties, personnel, books, tax returns, contracts, commitments, and records of Seller to the extent reasonably necessary for Purchaser’s due diligence investigation, and Purchaser will be furnished with all such additional documents and information with respect to the affairs of Seller as Purchaser or its counsel or accountants may from time to time reasonably request.

Section 5.3

Actions Prior to Closing.

From the date of this Agreement through the Effective Time, Seller shall not without the prior written consent of Purchaser:

(a)

incur any obligations, liabilities, or expenses of any nature (whether absolute, accrued, contingent, or otherwise and whether due or to become due) that would constitute Assumed Liabilities other than items incurred in the ordinary course of business consistent with past practice;

(b)

permit, allow, or suffer any of the Purchased Assets to be subjected to any mortgage, pledge, lien, or encumbrances other than Permitted Encumbrances;

(c)

suffer any material adverse change in the Purchased Assets or in the operations, condition (financial or otherwise), liabilities, earnings, or prospects of the Business;

(d)

waive any claims or rights with respect to and materially and adversely affecting any of the Business, the Purchased Assets, or the Assumed Liabilities;

(e)

sell, transfer, or otherwise dispose of any of the Purchased Assets, other than Excluded Assets, except in the ordinary course of business consistent with past practice;

(f)

dispose of or permit to lapse any right to the use of any Intellectual Property, except for the expiration of any proprietary rights to use patents that may expire by law;

(g)

other than in accordance with and in amounts not greater than provided for in existing agreements between Seller and Employees, grant any increase in the salary and wages of any Employee or any increase in such salary and wages payable or to become payable at any time in the future to any of the Employees, except pursuant to promotions previously disclosed to Purchaser that will become effective on or prior to the Closing Date and except for Employees that Purchaser identifies on a written list delivered to Seller as Employees who will not receive an offer to become Hired Employees;

(h)

make any change in any material method of accounting or accounting principle, practice, or policy affecting or relating to the Purchased Assets or Assumed Liabilities including, without limitation, any extension of the useful lives of the Purchased Assets and consequent adjustments to the depreciation or valuation thereof on the books and records of Seller;

(i)

make any change (or change any assumption underlying or method of calculating) in the amount of any bad debt, contingency, or other reserve, other than in the ordinary course of business consistent with past practice;

(j)

write-down or write-up the value of any Inventory (including write-downs by reason of shrinkage or mark downs), except for write-downs, write-ups, and write-offs in the ordinary course of business consistent with past practice, none of which are or will be material in amount;

(k)

except consistent with past practices or existing programs, pay, loan, or advance any amount to, sell, transfer, or lease any properties or Purchased Assets (real, personal or mixed, tangible, or intangible) to, or enter into any agreement or arrangement with, any Employee, or any spouse or Affiliate of any such Person, except for routine travel advances to Employees, and compensation to Employees consistent with Section 5.3(a) hereof;

(l)

dispose of or permit to lapse any right to the use of any patent, trademark, assumed name, service mark, trade name, copyright, license, or application therefor or dispose of or disclose to any person not authorized to have such information, any trade secret, proprietary information, formula, process, or know-how not previously a matter of public knowledge or existing in the public domain;

(m)

waive, terminate, or commit any breach of any provision under or relating to any of the Contracts;

(n)

enter into any Contracts, Agreements, or transactions with respect to or affecting the Assumed Liabilities other than Contracts entered into in the ordinary course of business and consistent with past practices;

(o)

with respect to the Purchased Assets, permit any option to renew any lease or any option to purchase any property to expire or exercise any such option;

(p)

omit to do any act or permit any act which could reasonably be expected to cause a breach of any material Contract or obligation of Seller with respect to or affecting the Purchased Assets or any breach of any representation, warranty, covenant, or agreement made by Seller herein;

(q)

default regarding the provisions of any insurance policy or fail to give notice or present any claim under any such policy in due and timely fashion if such default or failure to give notice would give the insurer the right to cancel any policy, deny claims, or limit coverage; or

(r)

take any other action not in the ordinary course of business consistent with past practice or omit to take any other action that would be taken in the ordinary course of business consistent with past practice if such action or omission to take action would materially and adversely affect the Business, the Purchased Assets, or the Assumed Liabilities.

Section 5.4

Certain Governmental Approvals.

Seller shall take all action necessary to secure any approval of Pennsylvania Attorney’s General’s office and the Mifflin County Court of Common Pleas required for the consummation of the transactions contemplated hereby.  Seller shall keep Purchaser informed of the status of Seller’s efforts to secure such approvals and shall use best efforts to secure such approvals.

Section 5.5

Other Transactions.

Seller shall deal exclusively and in good faith with Purchaser with regard to the sale of the Purchased Assets to Purchaser and will not, and will direct its officers, directors, financial advisors, accountants, agents, and counsel not to:  (a) solicit submission of proposals or offers from any person other than Purchaser relating to any acquisition of all or any material part of the Purchased Assets or the Business or solicit submission of proposals or offers from any person other than Purchaser and its representatives relating to any acquisition or purchase of all or a material portion of the Purchased Assets used in the Business (an “Acquisition Proposal”); (b) subject to fiduciary obligations under applicable law as advised in writing by counsel (with a copy of such advice contemporaneously being furnished to Purchaser and its counsel), participate in any discussions or negotiations regarding, or furnish any non-public information to any other person regarding Seller other than Purchaser and its representatives or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any person other than Purchaser; or (c) enter into any agreement or understanding, whether oral or in writing, that would have the effect of preventing the consummation of the transactions contemplated by this Agreement.  If, notwithstanding the foregoing, Seller, or its representatives or agents should receive any Acquisition Proposal or any inquiry regarding such proposal from a third party, such persons shall promptly inform Purchaser and its counsel thereof.

Section 5.6

Consents.

Seller shall obtain, at its cost and expense, prior to the Closing all consents and estoppels which, in the reasonable judgment of Purchaser, are necessary or appropriate for the transfer of the Purchased Assets to Purchaser and the consummation of the transactions contemplated hereby.  All such consents and estoppels shall be in writing and in form and substance satisfactory to Purchaser, and executed counterparts thereof will be delivered to Purchaser promptly after receipt thereof but in no event later than the Closing.

Section 5.7

Supplemental Disclosure.

Seller and Purchaser shall each have the continuing obligation up to and including the Closing Date to supplement promptly or amend the Schedules with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or listed in the Schedule.  Any such matter or information hereafter disclosed shall be deemed to amend the Schedules hereto (to the extent of such written disclosure) as of the date hereof unless Purchaser shall within five (5) business days after receipt of such written disclosure by Purchaser and its counsel, but in any event prior to the Closing, notify Sellers in writing that the matter or information so disclosed materially varies from, or materially and adversely to Purchaser’s interests changes, the information disclosed on the Schedules on the date hereof.  In such event, the Schedules hereto shall not be deemed amended or changed by the matter or information so disclosed, and, unless the acts or circumstances giving rise to the matter or information so disclosed is corrected prior to the Closing, the matter or information so disclosed shall constitute items at variance with the warranties and representations of Seller herein.

Section 5.8

Additional Reports.

Promptly after they become available, Seller will deliver to Purchaser true and correct copies of all internal management and control reports (including aging of accounts receivables, listings of accounts payable, and inventory control reports) and financial statements related to the Business.  Each such report shall be in accordance with the books and records of Seller, and, in the case of financial statements shall present fairly the financial condition of Seller as of the dates indicated and the results of operations for the periods then ended.

Section 5.9

Capital Expenditures.

Seller shall cause the management of Seller to discuss with Purchaser any proposed significant capital expenditure to be made by the Business after the Closing prior to entering into any contract or commitment for such capital expenditure.  No capital expenditure shall be made by Seller in respect of the Business prior to the Closing Date without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed.

Section 5.10

Discharge of Liens and Encumbrances.

All liens, claims, charges, security interests, pledges, assignments, or encumbrances relating to the Purchased Assets shall be satisfied, terminated, and discharged by Seller on or prior to the Closing Date and evidence satisfactory to Purchaser and its counsel of such satisfaction, termination, and discharge shall be delivered to Purchaser at or prior to the Closing.

Section 6.   Conditions Precedent to the Obligations of Purchaser

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions all or any of which may be waived in writing, in whole or in part, by Purchaser:

Section 6.1

Representations True at Closing.

Each representation and warranty in Section 3 hereof shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though such representation and warranty had been made on and as of the Closing Date (except that such representations and warranties may be untrue or incorrect as a result of actions or transactions expressly permitted by this Agreement or actions or transactions of Seller made with the prior written consent of Purchaser), and Seller shall have delivered to Purchaser a certificate, executed by each of Seller, dated the Closing Date to such effect.

Section 6.2

Compliance by Seller.

Seller shall have duly performed all of the covenants, agreements, acts, and undertakings to be performed by Seller on or prior to the Closing Date, and Seller shall have delivered to Purchaser a certificate, executed by each of Seller, dated the Closing Date to such effect.

Section 6.3

No Injunction, Etc.

No action, proceeding, investigation, regulation, or legislation shall be pending or overtly threatened which seeks to enjoin, restrain, or prohibit consummation of the transactions contemplated hereby, or to obtain damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of a substantial portion of the Purchased Assets, or, which in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

Section 6.4

Operation in the Ordinary Course.

Seller shall have operated the Business in the ordinary course (except as otherwise permitted by this Agreement or as agreed to by Purchaser as evidenced by Purchaser’s prior written consent) since October 1, 2013, and Purchaser shall have received a certificate dated as of the Closing Date, executed by each of Seller to such effect.

Section 6.5

Consents and Waivers.

Purchaser shall have received a true and correct copy of each consent and waiver required for the assignment of the Contracts and Purchaser shall have received a certificate dated as of the Closing Date, executed by Seller to the foregoing effect, and Purchaser shall be satisfied with the terms, conditions, and restrictions, of and obligations under, each such consent and waiver.

Section 6.6

Governmental Authorizations and Approvals.

Purchaser shall have received a true and correct copy of the approvals of the Pennsylvania Attorney’s General’s office and the Mifflin County Court of Common Pleas required for the consummation of the transactions contemplated hereby, and Purchaser shall have received a certificate dated as of the Closing Date, executed by Seller to the foregoing effect, and Purchaser shall be satisfied with the terms, conditions, and restrictions, of and obligations under, each such authorization, order, or approval.

Section 6.7

Condition of Purchased Assets.

On the Closing Date, all of the Purchased Assets shall be in substantially the same condition as at the close of business on the date hereof, except for ordinary use and wear thereof, and changes occurring in the ordinary course of business between the date hereof and the Closing Date, and Purchaser shall have received a certificate of Seller dated the Closing Date to such effect.

Section 6.8

Financing.

Purchaser shall have consummated financings under terms satisfactory to Purchaser, which financings, when taken in the aggregate with other funds available to Purchaser, shall be in an amount sufficient to pay the Purchase Price, the transaction costs of Purchaser associated with this Agreement and the transactions contemplated by this Agreement, and provide adequate working capital for the operation of the Business by Purchaser.

Section 6.9

Incumbency.

Purchaser shall have received a certificate of incumbency of Seller executed by the President and Secretary of Seller listing the officers of Seller authorized to execute the Agreement and the instruments of transfer and conveyance on behalf of Seller, certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Seller in connection with the consummation of the transactions contemplated herein.

Section 6.10

Certified Resolutions.

Purchaser shall have received a certificate of the Secretary of Seller containing a true and correct copy of the resolutions duly adopted by the board of directors and shareholders of Seller, approving and authorizing this Agreement and the consummation of the transactions contemplated hereby.  The

Secretary of Seller shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

Section 6.11

Release of Certain Liens.

Purchaser shall have received Uniform Commercial Code searches (which searches shall be made or caused to be made by and at the expense of Seller) of filings made pursuant to Article 9 thereof in all jurisdictions where any of the Purchased Assets are located, in form, scope, and substance reasonably satisfactory to Purchaser and its counsel, which searches shall reflect the release or termination of liens, claims, security interests, or encumbrances against any of the Purchased Assets disclosed thereby that are not Permitted Encumbrances, and to the extent any such release or termination is not reflected of record, Purchaser shall have received evidence satisfactory to it, that all such liens and encumbrances against the Purchased Assets other than Permitted Encumbrances have been released or terminated prior to or at the Closing; and Purchaser shall have received a certificate dated as of the Closing Date, executed by an authorized officer of Seller to such effect.

Section 6.12

No Material Adverse Change.

There shall have been no material adverse change in the Business, the financial condition of Seller, or the Purchased Assets since October 1, 2013.

Section 6.13

Accuracy of Schedules.

Examination by Purchaser shall not have disclosed any material inaccuracy in the representations and warranties of Seller, set forth in this Agreement or in the Schedules delivered to Purchaser pursuant hereto.

Section 6.14

Instruments of Transfer.

Seller shall have delivered to Purchaser such bills of sale, endorsements, assignments, licenses, and other good and sufficient instruments of conveyance and transfer and any other instruments deemed appropriate by counsel to Purchaser all in form and substance satisfactory to counsel to Purchaser to vest in Purchaser all of Seller’s rights, title, and interest in and to the Purchased Assets, free and clear of all liens, charges, encumbrances, pledges, or claims of any nature except for Permitted Encumbrances.

Section 7. Indemnification

Section 7.1

Survival of Warranties.

All representations and warranties of the parties contained in this Agreement shall survive the Closing until the first (1st) anniversary of the Closing Date; provided, however, that the representations and warranties of Seller contained in (a) Section 3.2 (Authorization), Section 3.3 (Ownership), and Section 3.6 (Brokers and Finders) (each a “Fundamental Representation”) shall survive until the ninetieth (90th) day after the expiration of the applicable statute of limitations, including any extensions, each of such periods is a “Warranty Survival Period”.  Any representation or warranty that would otherwise terminate in accordance with this Section 7.1 will continue to survive if a Claim Notice shall have been given under this Section 7 on or prior to such termination date until the related claim for indemnification has been satisfied or otherwise resolved as provided in this Section 7.  No cause of action based upon, or alleging, a breach of warranty may be commenced after the expiration of the applicable Warranty Survival Period.  For the purposes of this Section 7, the terms “Loss” and “Losses” shall mean any and all any loss, liability, claim, damage (excluding punitive damages other than damages awarded to third parties), tax, obligation, penalty, fine, judgment, cost and expense (including amounts paid in settlement, reasonable costs of investigation and defense, and reasonable attorneys’ fees) suffered by an Indemnified Party, whether or not involving a Third Party Claim and as the same are incurred.  All statements contained in any certificate, Exhibit or Schedule delivered by or on behalf of Purchaser or Seller pursuant to this Agreement shall be deemed representations and warranties hereunder by Purchaser or Seller, as the case may be.  Any inspection, preparation, or compilation of information or Schedules, or audit of the inventories, properties, financial condition, or other matters relating to Seller conducted by or on behalf of Purchaser pursuant to this Agreement shall in no way limit, affect, or impair the ability of Purchaser to rely upon the representations, warranties, covenants, and agreements of Seller set forth herein.

Section 7.2

Agreement of Seller to Indemnify Purchaser.

(a)

Subject to the terms and conditions of this Section 7, Seller hereby agrees to indemnify, defend, and hold harmless Purchaser, and, to the extent named or involved in any Third-Party Claim, Purchaser’s officers, directors, employees and shareholders, and their respective successors and assigns, from, against, and in respect of any and all Losses which are based upon, arise out of, result from, or relate to:

(i)

the inaccuracy or untruth of any representation or warranty of Seller (other than a Fundamental Representation) contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Seller, in connection with the execution and delivery of this Agreement and the closing of the transactions contemplated hereby,

(ii)

the breach by Seller of any covenant or agreement made in or pursuant to this Agreement or any agreement executed by Seller, and delivered to Purchaser in connection with the Closing of the transactions contemplated hereby; and

(iii)

the inaccuracy or untruth of any Fundamental Representation or any Excluded Liability, including without limitation the failure to comply with the bulk sales law.

(b)

Seller’s obligation to indemnify Purchaser for Losses is subject to the condition that Seller shall have received notice of the Losses for which indemnity is sought on or before the expiration of the applicable Warranty Survival Period.

(c)

No claim may be made pursuant to Section 7.2 (other than with respect to a breach of a Fundamental Representation) until the total of all Losses with respect to such matters exceeds $10,000.00, at which time Seller shall be liable for the full amount of such Damages (including the initial $10,000.00).

(d)

The maximum recovery for Losses in the aggregate under this Section 7.2 shall be the aggregate consideration received by Seller pursuant to this Agreement.

(e)

Purchaser’s remedies against Seller for any Losses hereunder shall be cumulative, and the exercise by Purchaser of its right to indemnification hereunder shall not affect the right of Purchaser to exercise any other remedy at law or in equity, to recover damages, or to obtain equitable or other relief, provided, that Seller shall not be liable for damages in excess of the actual damages suffered by Purchaser as a result of the act, circumstance, or condition for which indemnification is sought.

Section 7.3

Agreement of Purchaser to Indemnify Seller.

(a)

Subject to the terms and conditions of this Section 7.3, Purchaser hereby agrees to indemnify, defend, and hold harmless Seller from, against, for, and in respect of any and all Losses asserted against, relating to, imposed upon, or incurred by Seller by reason of, resulting from or based upon:

(i)

the inaccuracy or untruth of any representation or warranty of Purchaser, contained in or made pursuant to this Agreement or in any certificate, Schedule, or Exhibit furnished by Purchaser, in connection with the execution and delivery of this Agreement or the closing of the transactions contemplated hereby; and

(ii)

the breach by Purchaser of any covenant or agreement made in or pursuant to this Agreement or any agreement executed by Purchaser, and delivered to Seller in connection with the Closing of the transactions contemplated hereby.

(b)

Purchaser’s obligation to indemnify Seller for Losses is subject to the condition that Purchaser shall have received notice of the Losses for which indemnity is sought on or before the expiration of the applicable Warranty Survival Period.

(c)

Seller’s remedies against Purchaser for any Losses hereunder shall be cumulative, and the exercise by Seller of its right to indemnification hereunder shall not affect the right of Seller to exercise any other remedy at law or in equity, to recover damages, or to obtain equitable or other relief, provided, that Purchaser shall not be liable for damages in excess of the actual damages suffered by Seller as a result of the act, circumstance, or condition for which indemnification is sought.

Section 7.4

Procedures for Indemnification.

As used herein, the term “Indemnitor” means the party against whom indemnity hereunder is sought, and the term “Indemnitee” means the party seeking indemnification hereunder.

(a)

A claim for indemnification hereunder (“Indemnification Claim”) shall be made by Indemnitee by delivery of a written declaration to Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Losses, and, in the case of a Third Party Claim (as defined in Section 7.5 hereof), containing (by attachment or otherwise) such other information as Indemnitee shall have concerning such Third Party Claim.

(b)

If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have ten (10) days to object to such Indemnification Claim by delivery of a written notice of such objection to Indemnitee specifying in reasonable detail the basis for such objection.  Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid in accordance with Section 7.4(c)hereof.  If an objection is timely interposed by the Indemnitor and the dispute is not resolved within forty-five (45) days from the date (such period is hereinafter the “Negotiation Period”) Indemnitee receives such objection, such dispute shall be resolved by arbitration in accordance with the provisions of Section 10.8, unless the Indemnification Claim involves (i) Intellectual Property or (ii) injunctive relief is reasonably necessary to protect the interests of the Indemnitee (collectively the types of claims referred to in clauses (i) and (ii) are hereinafter referred to as the “Excluded Claims”), in which event, the dispute may be resolved by institution of an appropriate legal proceeding or by arbitration in accordance with the provisions of Section 10.7 at the option of the Indemnitee.

(c)

Upon determination of the amount of Losses required to be paid pursuant to an Indemnification Claim, whether by agreement between Indemnitor and Indemnitee or by an arbitration award, or by any other final adjudication, Indemnitor shall pay the amount of such Indemnification Claim by check within ten (10) days of the date such amount is determined.

Section 7.5

Defense of Third Party Claims.

Should any claim be made, or suit or proceeding (including, without limitation, a binding arbitration or an audit by any taxing authority) be instituted against Indemnitee by a Third Party which, if prosecuted successfully, would be a matter for which Indemnitee is entitled to indemnification under this Agreement (a “Third Party Claim”), the obligations and liabilities of the parties hereunder with respect to such Third Party Claim shall be subject to the following terms and conditions:

(a)

The Indemnitee shall give the Indemnitor written notice of any such claim promptly after receipt by the Indemnitee of notice thereof, and the Indemnitor will undertake the defense thereof by representatives of its own choosing reasonably acceptable to the Indemnitee.  The assumption of the defense of any such claim by the Indemnitor shall be an acknowledgement by the Indemnitor of its obligation to indemnify the Indemnitee with respect to such claim hereunder.  If, however, the Indemnitor fails or refuses to undertake the defense of such claim within fifteen (15) days after written notice of such claim has been given to the Indemnitor by the Indemnitee, the Indemnitee shall have the right to undertake the defense, compromise, and, settlement of such claim with counsel of its own choosing.  The Indemnitor shall have the right to participate in any defense assumed by the Indemnitee, at its sole cost and expense.  In the circumstances described in the preceding sentence, the Indemnitee shall, promptly upon its assumption of the defense of such claim, make an Indemnification Claim as specified in Section 7.4, which shall be deemed an Indemnification Claim that is not a Third Party Claim for the purposes of the procedures set forth herein.

(b)

The Indemnitee and Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim.

Section 8. Post Closing Matters

Section 8.1

Employment of Employees.

On or before the Closing Date, Purchaser shall offer employment to all of the full-time salaried and non-salaried Employees (except for Employees who are (a) on Worker’s Compensation or other medical disability leave, (b) on “light duty” as a result of any worker’s compensation or other medical disability, except pregnancy disability, or (c) otherwise on any other leave or part-time status, other than vacation leave or maternity leave at the Closing Date) at the same rates of pay and working conditions offered by Seller to such Employees on the date of this Agreement.  All Employees accepting Purchaser’s offer of employment are referred to as the “Hired Employees.”  Seller shall be responsible for the payment of all accrued but unpaid wages, vacation pay, sick pay, holiday pay, and severance pay due to Hired Employees, up to and including the Effective Time or the earlier termination of employment.  Seller shall be responsible for the payment of any amounts due to its Employees (including the Hired Employees) pursuant to the Seller Plans as a result of the employment of the Employees.  Seller will be responsible for reporting and paying all employee-related costs and liabilities of Hired Employees accruing prior to the Closing Date.  Purchaser shall become responsible for all costs and liabilities attributable to Hired Employees accruing on and after the Closing Date.  Purchaser shall allow Seller access to the Hired Employees to perform services as needed to wind up the affairs of Seller, to the extent such services do not unduly interfere with the timely performance of duties by such Hired Employees for Purchaser.  The services of the Hired Employees shall be provided, subject to the preceding sentence, free of charge to Seller.

Section 8.2

Seller’s Benefit Plans.

Purchaser will assume no responsibility with regard to any Seller Qualified Plans.  Seller shall retain any and all liability under the Company Plans of Seller.  For the purposes of this Section 8.2 a claim is deemed incurred when the services that are the subject of the claim performed; in the case of life insurance, when death occurs; in the case of disability benefits, when the disability occurs; in the case of a hospital stay, when the employee or covered dependent first enters the hospital; and in the case of workers’ compensation, when the injury occurs.  To the extent necessary, Seller may continue to communicate with the Hired Employees regarding their rights and entitlement to any benefits under the Plans, subject to Purchaser’s prior approval, which shall not be unreasonably withheld.

Section 8.3

Employee Files.

On the Closing Date, or as soon as practicable thereafter, Seller shall deliver to a designee of Purchaser all historical personnel records of each of the Hired Employees, including, but not limited to, employment agreements, confidentiality and noncompete agreements, employment applications, performance reviews, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, and other similar documents.

Section 8.4

Assistance in Hiring.

Seller shall use reasonable efforts to assist Purchaser in employing as new employees of Purchaser, all persons presently employed by Seller who are identified by Purchaser prior to the Closing Date.  Seller shall terminate effective as of the Closing Date all employment agreements it has with any of the Hired Employees.

Section 8.5

Discharge of Business Obligations.

From and after the Closing Date Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred, including but not limited to trade payables, current liabilities, and any other Excluded Liability, prior to the Closing Date in respect of the Business, its operations or the Purchased Assets and properties used therein (except for those expressly assumed by Purchaser hereunder), including without limitation any liabilities or obligations to employees, trade creditors, and clients of the Business.

Section 8.6

Maintenance of Books and Records.

Each of Seller and Purchaser shall preserve until the fifth anniversary of the Closing Date all Books and Records possessed or to be possessed by such party relating to any of the Purchased Assets, liabilities or business of the Business prior to the Closing Date.  After the Closing Date, where there is a legitimate purpose, such party shall provide the other parties with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) the officers and employees of such party and (b) the books of account and records of such party, but, in each case, only to the extent relating to the Purchased Assets, Assumed Liabilities, or Business prior to the Closing Date, and the other parties and their representatives shall have the right to make copies of such books and records; provided however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party; and provided further, that, as to so much of such information as constitutes trade secrets or confidential business information of such party, the requesting party and its officers, directors and representative will use due care to not disclose such information except (i) as required by law, (ii) with the prior written consent of such party, which consent shall not be unreasonably withheld, or (iii) where such information becomes available to the public generally, or becomes generally known to competitors of such party, through sources other than the requesting party, its affiliates or its officers, directors, or representatives.  Such records may nevertheless be destroyed by a party if such party sends to the other parties written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed.  Such records may then be destroyed after the 30th day after such notice is given unless another party objects to the destruction in which case the party seeking to destroy the records shall deliver such records to the objecting party.

Section 8.7

Payments Received.

Seller and Purchaser each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash), or other property that they may receive on or after the Closing which properly belongs to the other party, including without limitation, any insurance proceeds, and will account to the other for all such receipts.  From and after the Closing, Purchaser shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Purchaser on account of the Business and the Purchased Assets transferred to Purchaser hereunder.

Section 8.8

UCC Matters.

From and after the Closing Date, Seller will promptly refer all inquiries with respect to ownership of the Purchased Assets or the Business to Purchaser.  In addition, Seller will execute such documents and financing statements as Purchaser may request from time to time to evidence transfer of the Purchased Assets to Purchaser, including any necessary assignments of financing statements.

Section 8.9

Certain Expenses.

Any payments made by Seller on behalf of Purchaser or by Purchaser on behalf of Seller which are made after the Closing Date (“Post Closing Payments”) shall be reimbursed by the party on whose behalf the payment was made as follows:  an accounting will take place each Friday for a period of two months after the Closing Date, at which the amount (the “Settlement Amount”) by which Post-Closing Payments made by one party (the “Payee”) exceeds Post-Closing Payments made by the other party (the “Payor”) will be calculated.  The Payor at each such accounting shall issue a check payable to the Payee in satisfaction of the settlement amount for that accounting.  The foregoing notwithstanding to preserve the rights of the parties with respect to third parties, neither party shall make any Post Closing Payment without the prior written consent of the other.

Section 8.10

Further Assurances.

From and after the date hereof, Seller agrees, without further consideration, to execute and deliver promptly to Purchaser, such further consents, waivers, assignments, endorsements, and other documents and instruments, and to take all such further actions, as Purchaser may from time to time reasonably request, with respect to the assignment, transfer, and delivery to Purchaser of the Purchased Assets, and the fulfillment of any condition precedent to the obligations of Purchaser that was waived by Purchaser in order to close the transactions contemplated herein, and the consummation in full of the transactions provided for herein.

Section 8.11

Assignment and Ownership of Intellectual Property Rights.

Seller will follow the required and appropriate procedures as specified in the Shrink-wrap Software licenses and by law to assign and transfer its rights in the Shrink-wrap Software to Purchaser, and, if required to record such assignment.  Seller will follow the required and appropriate procedures as required by law or by third party agreement, to assign and transfer its rights in the Intellectual Property to Purchaser, and to record such assignment with the U.S. Patent and Trademark Office and/or the U.S. Copyright Office.  Seller recognizes and agrees that all derivative works, modifications, upgrades, and new versions based on the Intellectual Property, and all new technologies and products developed by Purchaser shall be owned by Purchaser exclusively, including but not limited to all worldwide patent, copyright, trademark, trade secret, confidential information and other proprietary rights.

Section 8.12

Winding Up of Seller.

From and after the Closing Date, Seller shall cease all business activities and commence winding up its business and affairs.  Seller shall inform Purchaser of the proposed date for filing articles of dissolution so that Purchaser can simultaneously file an amendment to its Certificate of Authority to secure the name “BlendedSchools”.

Section 9. Restrictive Covenants

Section 9.1

Definitions.

As used herein, the following capitalized terms are used with the meanings thereafter ascribed:

“Affiliate” means any person or entity directly or indirectly Controlling, Controlled by, or under common Control with Seller.

“Area” means the United States and Canada.

“Competing Enterprise” means any person or entity that is substantially engaged in Seller's business, except that any business related to any asset that is not a Purchased Asset shall not be deemed a “Competing Enterprise”.

“Control” means the power to direct the management and affairs of a person.

“Trade Secrets” means information of Seller which derives economic value, actual or potential, from not being generally known and not being readily ascertainable by proper means to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality, but shall not include Excluded Information.  Trade Secrets may include both technical or non-technical data, including without limitation,  (a) any process, machine, pattern, compilation, program, method, technique, formula, chemical formula, composition of matter, or device which (1) is not generally known or which Seller, has a reasonable basis to believe may not be generally known, (2) is being used or studied by Seller and is not described in a printed patent or in any literature already published and distributed externally by Seller, and (3) is not readily ascertainable from inspection of a product of Seller; (b) any engineering, technical, or product specifications including those of features used in any current product of Seller or which may be so used, or the use of which is contemplated in a future product of Seller; (c) any application, operating system, communication system, or other computer software (whether in source or object code) and all flow charts, algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts, test data, documentation, or manuals related thereto, whether or not copyrighted, patented, or patentable; or (d) information concerning the customers, suppliers, products, pricing strategies of Seller, personnel assignments and policies of Seller, or matters concerning the financial affairs and management of Seller; provided however, that Trade Secrets shall not include any Excluded Information.  As used herein, “Excluded Information” means Proprietary Information (i) which has been voluntarily disclosed to the public by Seller, (ii) independently developed and disclosed by parties other than Seller, or (iii) that otherwise enters the public domain through lawful means or without misappropriation by Seller.

Section 9.2

Non-Solicitation of Employees.

Until the third (3rd) anniversary of the Closing Date, Seller shall not directly or indirectly solicit, offer employment to, or hire any employee of Purchaser or any of its subsidiaries if (i) such employee is then an employee of Purchaser or any of Purchaser’s subsidiaries, or (ii) such employee has terminated such employment within 180 days of such solicitation or offer.

Section 9.3

Non-Solicitation of Customers.

Until the fifth (5th) anniversary of the Closing Date, neither Seller nor any Affiliate shall, within the Area, on such Seller’s own behalf, on behalf of any Affiliate, or an behalf of any Competing Enterprise, solicit, contact, call upon, communicate with, or attempt to communication with any customer or prospect of Seller or any representative of any such customer or prospect of Seller, with a view to the sale or provision of any product, deliverable, or service competitive with any product, deliverable, or service sold, provided, or under development by Seller on the Closing Date.

Section 9.4

Covenant Not to Compete by Seller.

Until the fifth (5th) anniversary of the Closing Date, Seller agree that, neither Seller nor any of Affiliate will, directly or indirectly, own, manage, operate, join, control, or be employed or engaged by, nor participate in the ownership, management, operation, or control of, any Competing Enterprise.

Section 9.5

Trade Secrets.

Seller for itself and each Affiliate acknowledges and agrees that all Trade Secrets, and all physical embodiments thereof, are a part of the Purchased Assets and are confidential to and shall be and remain the sole and exclusive property of Purchaser.  Seller for itself and each Affiliate agrees that all Trade Secrets will be held in trust and strictest confidence, that each Affiliate shall protect such Trade Secrets from disclosure, and that each Affiliate will make no use of such Trade Secrets without the prior written consent of Purchaser.  The obligations of confidentiality contained in this Section 9.5 shall apply from the date of this Agreement and with respect to all Trade Secrets at all times thereafter, until such Trade Secret is no longer a trade secret under applicable law.

Section 9.6

Remedies.

Seller for itself and any Affiliate covenants and agrees that Purchaser by virtue of the consummation of the transactions contemplated by this Agreement will utilize the Purchased Assets in and throughout the Area, and that great loss and irreparable damage would be suffered by Purchaser if Seller should breach or violate any of the terms or provisions of the covenants and agreements set forth in this Section.  Seller for itself and any Affiliate, further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve unto Purchaser the benefit of its bargain in the acquisition of the Purchased Assets, including, without limitation, the good will thereof.  Therefore, in addition to all the remedies provided in this Agreement, or available at law or in equity, Seller for itself and any Affiliate jointly and severally agrees Purchaser shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach or contemplated breach of any of the covenants or agreements of Seller contained in this Section 9.6.  The existence of any claim, demand, action, or cause of action of Seller against Purchaser shall not constitute a defense to the enforcement by Purchaser of any of the covenants or agreements herein whether predicated upon this Agreement or otherwise, and shall not constitute a defense to the enforcement by Purchaser of any of its rights hereunder.

Section 9.7

Blue Penciling.

In the event that any one or more of the provisions, or parts of any provisions, contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and the parties hereto agree that such provisions shall be reformed to set forth the maximum limitations permitted under applicable law.  Specifically, but without limiting the foregoing in any way, each of the covenants of the parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any of such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.

Section 10. General Provisions

Section 10.1

Bulk Sales Law Waiver.

Purchaser and Seller each agree to waive compliance by the other with the provisions of the bulk sales law or comparable law of any jurisdiction to extent that the same may be applicable to the transactions contemplated by this Agreement.  Seller agrees to indemnify and hold Purchaser harmless from and against any loss, damage, liability, cost, expense or claim arising out of any failure to take any required actions under the bulk sales or comparable law of any state.

Section 10.2

Expenses.

All expenses incurred by the parties hereto in connection with or related to the authorization, preparation, and execution of this Agreement and the Closing of the transactions contemplated hereby, including without limiting the generality of the foregoing, all fees and expenses of agents, representatives, counsel, and accountants employed by any such party, shall be borne solely and entirely by the party which has incurred the same.

Section 10.3

Notice.

Any notice, request, demand, or other communication which is required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given: (a) if sent by email, telecopy, facsimile transmission, or other similar electronic or digital transmission method, when transmitted, provided there is evidence of delivery to the email address or telephone number of the telecopy or facsimile machine; (b) if sent by a nationally recognized next day delivery service that obtains a receipt on delivery, one (1) business day after it is sent; (c) if sent by registered or certified United States mail, five (5) days after it is deposited in the mail, addressed to the proposed recipient at the last known address of the recipient, with the proper postage affixed; (d) if in person, when tendered, and (e) in any other case, when actually received.  Any party may designate any other address to which notices shall be sent by giving notice of the address to the other parties in the same manner as provided herein.:

(a)

If to Seller:

Blendedschools.net

Attention:  Jed Friedrichsen

Email: jfriedrichsen@blendedschools.net

Telephone (573) 999-5425

Facsimile:  (814) 542-2569

With a copy to:

Timothy A. Schoonover

Babst Calland

330 Innovation Blvd., Suite 302

State College, PA 16803

Telephone: (814) 867-8055

Facsimile: (814) 867-8051

(b)

If to Purchaser:

BLSCH Acquisition, LLC

C/O Sibling Group Holdings, Inc.

1355 Peachtree Street, Suite 1150

Atlanta, GA 30309

Attention: Legal Department

Telephone (404) 551-5274

Facsimile  (404) 890-5615

With a copy to:

Krevolin & Horst, LLC

1201 W. Peachtree St.

Suite 3250

Atlanta, GA 30309

Attention:  Gerry Balboni

Telephone:  (404) 812-3111

Facsimile:   (404) 812-3101

Any party may change the address to which notices are to be sent to it by giving written notice of such change of address to the other parties in the manner above provided for giving notice.  If delivered personally, the date on which a notice, request, instruction or document is delivered shall be the date on which such delivery is made, and if delivered by mail, the date on which such notice, request, instruction, or document is received shall be the date of delivery.

Section 10.4

Assignment; Binding Effect.

This Agreement shall be binding upon the parties hereto and their respective successors, permitted assigns and permitted transferees.  Seller may not assign its rights or delegate its obligations hereunder without Purchaser’s consent, which shall not be unreasonably withheld.

Section 10.5

Headings.

The Section, subsection, and other headings in this Agreement are inserted solely as a matter of convenience and for reference, and are not a part of this Agreement, provided however, that Purchaser may assign this Agreement to any Affiliate or to any successor to its assets and business upon notice to Seller.

Section 10.6

Counterparts.

This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one counterpart has been signed by each party and delivered to the other party hereto.

Section 10.7

Governing Law.

This Agreement, the rights of the parties hereunder, and any and all disputes between the parties, shall be governed by, construed, and enforced in accordance with the laws of the State of Georgia, without regard to its conflicts of laws rules.  The parties agree that any appropriate state court sitting in Fulton County, Georgia or any Federal Court sitting in the Northern District of Georgia (Atlanta Division) (collectively, the “Permitted Courts”), shall have exclusive jurisdiction of any dispute, case, or controversy in any way related to, arising under, or in connection with this Agreement, including extra-contractual claims, and shall be a proper forum in which to adjudicate such dispute, case, or controversy, and each party irrevocably: (a) consents to the jurisdiction of the Permitted Courts in such actions, (b) agrees not to plead or claim that such litigation brought in the Permitted Courts has been brought in an inconvenient forum, and (c) waives the right to object, with respect to such suit, action, or proceeding, that such court does not have jurisdiction over such party.  In any suit, arbitration, mediation, or other proceeding to enforce any right or remedy under this Agreement or to interpret any provision of this Agreement, Purchaser will be entitled to recover its costs, including reasonable attorneys’ fees, and all costs and fees incurred on appeal or in a bankruptcy or similar action.

Section 10.8

Arbitration.

Any Indemnification Claim that is not an Excluded Claim shall, any, Excluded Claim may, and any determination of the scope or applicability of this provision to arbitrate, shall, be submitted to, and settled by, arbitration in the City of Atlanta, State of Georgia, before one (1) arbitrator.  The arbitration shall be administered by JAMS pursuant to its Streamlined Arbitration Rules and Procedures.  Any award rendered shall be final and conclusive upon the parties and a judgment thereon may be entered in the highest court of the forum, state or federal, having jurisdiction.  The expenses of the arbitration shall be borne equally by the parties to the arbitration, provided that each party shall pay for and bear the cost of its own experts, evidence, and counsel's fees, and provided further, that in the discretion of the arbitrator, the arbitrator may, in the award, allocate all or part of the costs of the arbitration, including the fees of the arbitrator and the reasonable attorneys’ fees of the prevailing party.  This clause shall not preclude parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction.

Section 10.9

Partial Invalidity.

Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable.

Section 10.10

Survival.

The covenants, representations, warranties, and agreements contained herein shall survive the Closing of the transactions contemplated herein, for the length of time that Purchaser or Seller, as the case may be, may assert an indemnification for a breach or violation of such covenant, representation, warranty, or agreement pursuant to Section hereof.

IN WITNESS WHEREOF, each party hereto has executed this Agreement, or caused this Agreement to be executed on its behalf by its duly authorized officers, all as of the Closing Date.

Seller:

Blendedschools.net

By:___________________________________

Gregory Hoover, President

Purchaser:

BLSCH Acquisition, LLC

By:

Sibling Group Holdings, Inc., Manager

By: ___________________________________

Mack Leath, CEO